Exhibit 10.2
Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.
Omissions are designated as [****].
Radio Station License Agreement to Receive and
Use Arbitron PPMSM Data and Estimates
Date of Proposal: May 4, 2006

THIS AGREEMENT is between Arbitron Inc., a Delaware corporation (“Arbitron”), and the undersigned radio broadcaster (“Station”), a Delaware                                         corporation. Arbitron hereby grants to Station, for the radio station(s) listed below, a personal, nontransferable, nonexclusive, limited license to receive and use Arbitron data and audience estimates (“Arbitron Data” or “Data” or “PPM Data”) contained in Arbitron’s reports for the survey(s) and for the geographic area (“Market”) described in Section 1. Such Arbitron Data may be furnished to Station in printed, electronic or other form (“Reports”), at Arbitron’s option, but title thereto shall remain with Arbitron at all times. Arbitron hereby grants to Station, for the radio station(s) listed below, a personal, nontransferable, nonexclusive, limited license to receive and use the computer programs designated on the Agreement Attachments (“Systems”). Such Agreement Attachments are hereby incorporated by reference as if fully set forth herein. Title to the Systems shall remain with Arbitron, or its third party application provider, as the case may be, at all times. Collectively the Data, Reports, and/or Systems may be referred to as “Services”. As further consideration for the use of the Data and/or Systems, Licensee agrees to encode its audio-based and/or audio/video-based media content as set forth in a separate encoding agreement.
1. Services Provided; Term: This Agreement shall become effective when countersigned by Arbitron’s Contract Manager and shall be for a period of *      years *      months beginning and ending on the dates described below (the “Term”). This Agreement will continue without regard to Station’s ownership of the radio station(s) licensed hereunder absent a valid Assignment pursuant to Section 11 of this Agreement.

Broadcaster (“Station”):	CBS Radio Inc.

For use only by radio station(s):	See Attached Schedule A

Arbitron Radio Geographic Area (“Market”):	See Attached Schedule A

Term begins *                                         ; ends *                                           .
Number of surveys currently provided during first Term year: 12                .
Reports currently licensed hereunder: X January X February X March X April X May X June X July X August X September X October X November X December

First Report:	*See Attached Schedule A

All representations in this Section regarding number of surveys and Report titles are subject to qualifications set forth in Section 6(a) herein.
2. Annual Rate:
A License Charge in the form of a Net Annual Rate for each year of the Term, which may be subject to adjustments and discounts pursuant to Sections 3, 4, 6 and 11 of this Agreement, shall be paid by Station, with the first of *      payments (the “Periodic Charge” or “Charge”) due on Upon Receipt                    .
The Gross Annual Rate for the first Term year is $ *See Sch. A     .
For each succeeding Term year, the Gross Annual Rate shall be the Gross Annual Rate for the previous Term year increased by a factor of [****]   percent. Any applicable discounts or other adjustments will be applied thereafter to the Gross Annual Rate so derived.
3. Discounts:
(a) Continuous Service Discount: A discount of ten percent (10%) in calculating the Periodic Charge shall be allowed for each month in excess of twelve (12) consecutive months that Station is continuously licensed to use the Arbitron Data for this Market, provided that such discount shall no longer apply if Station fails to sign and return this Agreement to Arbitron within forty-five (45) days after termination of a prior “Station License Agreement to Receive and Use Arbitron Listening Estimates”, or individual market(s) licensed under such prior agreement, or this Agreement.
(b) Group Discount: If Station owns two or more radio stations located in different markets and such radio stations are under common ownership as defined by Arbitron, Station may be entitled to a Group Discount based on the number of subscribing radio stations owned at the time this Agreement is executed, which discount may vary and be adjusted during the Term of this Agreement in accordance with Arbitron’s Group Discount Schedule should the number of subscribing commonly owned radio stations change.
(c) Long-Term Discount: A discount of
[****] % in months 1-12,   [****] % in months 13-24,
[****] % in months 25-36, [****] % in months 37-48,
[****] % in months 49-60, [****] % in months 61-72,
[****] % in months 73-84
shall be allowed in calculating the Net Annual Rate charged during the applicable months.
4. Periodic Charge; Taxes: The Periodic Charge, due and payable by Station on the first day of each billing period, shall be: (a) the Gross Annual Rate plus any adjustments; (b) less any applicable Continuous Service Discount; (c) less, from the amount thereby derived, any applicable Group Discount; (d) less, from the amount thereby derived any applicable Long-Term Discount; (e) with such amount prorated equally between the number of payments for the Term year.
In addition to and together with the above payments, Station shall pay to Arbitron any sales, excise, gross-receipts, service, use or other taxes, however designated, now or hereafter imposed upon or required to be collected by Arbitron by any authority having jurisdiction over the Market being surveyed or over any location to which Station directs Arbitron to deliver Data, or by any other taxing jurisdiction.
5. Late Payment Charge and Right to Suspend Report Delivery or Terminate License:
(a) A late payment charge of one and one-half percent (1.5%) per month will be charged on all Periodic Charges, as adjusted, which are not paid within 60 days after due hereunder, but in no event will the applicable per-month late payment charge exceed one-twelfth of the maximum annual percentage allowed to be charged by applicable state usury law. Any failure to impose a late payment charge shall not prejudice Arbitron’s right to do so should the default continue or should a subsequent payment not be made when due.
(b) In the event Station is in default in its payment obligations hereunder, and in addition to Arbitron’s right to impose a late payment charge, Arbitron may, with respect to this Agreement and/or any other agreement for Station’s use of services licensed by Arbitron in this Market or an adjacent market, and without terminating, breaching or committing a default under this Agreement or such other agreements: (i) accelerate or modify in any way the payment schedule of Periodic Charges for the duration of this Agreement or such other agreement(s) to a number of installments to be determined by Arbitron in its discretion; and/or (ii) suspend delivery to Station of any Data or Report(s), in any form, which are due until

© 2006 Arbitron Inc.	SG LP
Arbitron Radio PPM Data License Agreement 05/06	Initials here

such time as Station is current in its payments of all sums due; and/or (iii) send Station written notice that Station’s license hereunder is suspended, in which case Station further expressly agrees that it thereafter shall not use Data and/or Reports and/or Systems previously received by Station until such time as Station becomes current in its payments of all sums due for services licensed by Arbitron. Acceleration by Arbitron under this provision shall not be deemed or considered a penalty but rather represents a good faith effort to quantify the harm that is reasonably related at the time of execution of the contract to Station’s failure to pay the License Charges for the entire term, as due under this Agreement.
(c) In the event Station is in default in its payment obligations under this Agreement or under any other agreement for Station’s use of services licensed by Arbitron in this Market or an adjacent market, then Arbitron may exercise any or all of its rights set forth in Section 5(b) of this Section 5 with respect to any such agreement entered into with Arbitron by Station or any of Station’s affiliated, subsidiary or related corporations or entities regardless of whether such other agreements are in default. For purposes of this Section 5(c), a corporation or entity shall be deemed to be affiliated with or related to Station if (i) such corporation or entity owns or controls more than a fifty percent (50%) interest in Station and/or it enters or has entered into any management agreement, joint operating agreement or other business relationship with Station; or (ii) Station owns or controls more than a fifty percent (50%) interest in such corporation or entity and/or it enters or has entered into any management agreement, joint operating agreement or other business relationship with such corporation or entity; or (iii) a third party owns or controls more than a fifty percent (50%) interest in, and/or enters or has entered into, any management agreement, joint operating agreement or other business relationship with both Station and such corporation or entity.
(d) Arbitron’s suspension hereunder of delivery of Data and/or Reports to Station, and of this License, shall not relieve Station of any of its obligations hereunder. Station further agrees to reimburse Arbitron for all collection costs and expenses (including reasonable attorneys’ fees) incurred hereunder. This license may be terminated immediately by Arbitron should Station or its station(s)default in payment of any sum due or should Station or its station(s) default in any other condition or obligation of this Agreement and/or any other agreement for Station’s use of services licensed by Arbitron.
6. Changes in Service; Modification of Rates:
(a) Arbitron reserves the right to change at any time the geographical territory comprising any Market, its policies and procedures, survey dates, survey length, survey frequency, sampling procedures, delivery schedules, methodology, method of Data or Report collection or delivery, provision of printed or electronic copies of Reports, Report content, Report titles, Report format, or any other aspect of the Data, Reports, and/or Systems provided hereunder, and to cancel surveys and the preparation of Arbitron Data and Reports or any other aspect of the Data services provided.
Arbitron reserves the right not to publish any Data or Reports whenever, in its judgment, insufficient data are available to meet its minimum research standards or any event has jeopardized the reliability of the data. In the event that Data and/or Reports are not published, Station shall receive a credit reflecting the pro rata value of the Net Annual Rate for said Data and/or Report(s). Without limiting the foregoing, Station expressly understands and agrees that Arbitron may, at any time during the Term of this Agreement, reduce the number of surveys conducted and/or Reports published for any Market and consequently reduce the number of Reports provided to Station and that, in the event such reduction occurs, Station is not relieved of any of its obligations under this Agreement.
(b) In the event that any cause(s) prevents Arbitron from conducting any survey in accordance with its methodology, schedules or other publications, Arbitron reserves the right to publish abbreviated Report(s). Station hereby consents to publication of such abbreviated Report(s) under such circumstances. In the event that such an abbreviated Report covers a substantially decreased geographic area, or deletes twenty-five percent (25%) or more of the survey days from the aggregate number of days scheduled, Station shall be entitled to either a proportionate credit for the abbreviated Report, or, upon written certification provided to Arbitron within ten (10) days of receipt of such report, that all copies of such abbreviated report have been destroyed and that Station will not use such abbreviated report, a full credit for the abbreviated Report, at Station’s option, provided however, that if Station elects to destroy an abbreviated Report and receive full credit, Station shall no longer be licensed to use that Report during the remainder of the Term of this Agreement. Further, Arbitron reserves the right in its sole discretion to augment available data by means of expanded or extended samples and Station agrees it shall not be entitled to any credit in such event.
(c) Arbitron may increase the Gross Annual Rate hereunder at any time. If Arbitron increases the Rate for a reason other than as permitted elsewhere in this Agreement, it shall give prior written notice to Station. Station may, within a 30-day period following such notice, cancel the unexpired Term of the Agreement for only the Data and/or Reports and/or Services and Market for which Arbitron has increased its Rate pursuant to such notice, by written notice pursuant to Section 15(a), without cancellation charge or other cost, effective on the date the new Gross Annual Rate would have become effective. In the absence of such timely cancellation, this Agreement shall continue and the new Gross Annual Rate shall become payable as stated in Arbitron’s notice and thereafter.
7. Permitted Uses and Confidentiality: Subject to the restrictions stated herein and to the permitted uses set forth in Arbitron’s publication entitled Working with Arbitron’s Copyrighted Estimates available to all Arbitron licensees and posted on Arbitron’s Web site at www.arbitron.com, Station agrees to limit its uses of the Arbitron Data and Report(s) to its programming and media selling and for the purposes of internal business analysis. Station understands and agrees that this use is limited exclusively to the radio station(s) specified in Section 1 of this Agreement and only for the Term of this Agreement. In this connection, Station agrees that the Arbitron Data and/or Report(s) will only be disclosed:
(a) directly or through its Station representatives to advertisers, prospective advertisers and their agencies for the purpose of obtaining and retaining advertising accounts; and
(b) through advertising or other promotional literature as permitted hereunder.
All such disclosures shall identify the Data as PPM data and identify Arbitron as the source of the disclosed Arbitron PPM audience Data and/or Report(s) and should identify the Market, survey period and type of audience estimate, daypart and survey area and shall state that the Arbitron Data and/or Report(s) quoted therein are copyrighted by Arbitron and are subject to all limitations and qualifications disclosed in the Data and/or Report(s) (“Sourcing”).* At all times during the Term of this Agreement and thereafter, Station agrees to keep the Arbitron Data and/or Report(s) and/or Services confidential and not to disclose the same except as permitted by this Agreement. Station agrees to use its best efforts to prevent the unauthorized disclosure of Arbitron Data and/or Report(s) and/or Services by Station’s employees and/or its radio station(s)’s employees and agents, by its radio station(s)’s representatives, by its advertisers and their advertising agencies, by data processing firms, and by all other persons who obtain the Arbitron Data and/or Reports and/or Services from Station or its radio station(s)’s employees or agents. For Station or its radio station(s) to divulge any Arbitron Data and/or Report(s) and/or Services to a nonsubscribing station or to lend and/or give an original copy or any reproduction of any part of any Data and/or Report(s) and/or Services or any Arbitron Data and/or Reports and/or Services to any person or entity not authorized by this Agreement constitutes a breach of this Agreement and an infringement of Arbitron’s and/or its third party data and/or service provider’s copyright.
Station acknowledges that all logos, trade names, trademarks or service marks and other such intellectual property, are the sole and exclusive property of Arbitron and, where indicated, of other entities. Station

* Station(s) should refer to current regulations and guidelines of the federal government for further requirements concerning the manner of quoting audience estimates.

Arbitron Radio PPM Data License Agreement 05/06	2	SG LP
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agrees it shall not use any such intellectual property without the express written consent of its owner.
In the event that a Report listed in Section 1 of this Agreement is delivered after the expiration of the Term of this Agreement, Station’s license to use that Report shall continue under the terms and conditions of this Agreement until the earlier of: (i) the release of the next survey Report in the applicable licensed Market, or (ii) six (6) months after release of the Report.
Station may authorize a third party to process the Data licensed hereunder on Station’s behalf, provided: (1) that said third party is a then current Arbitron licensee in good standing who is authorized to process the Data and (2) that all restrictions concerning the use of the Data provided under this Agreement shall apply with full force and effect to any data, estimates, reports or other output, in any form, containing or derived from the Data, produced by said third party for Station.
8. Confidentiality of Arbitron Survey Participants: Station agrees that it will not try either before, during or after a survey, or in connection with any litigation, to determine or discover the identity or location of any Arbitron survey participant. Station will under no circumstances directly or indirectly attempt to contact any such persons. Station agrees to promptly report to Arbitron any evidence or indication that has come to Station’s attention regarding the identity or location of any such persons. Station agrees to abide by Minimum Standard A9 (or any successor provision concerning confidentiality of survey respondents) of the Media Rating Council and shall abide by any determination of the Media Rating Council concerning survey participant confidentiality. Station further agrees that Arbitron may enjoin any breach of the above-stated obligations and shall have the right to damages or other remedies (including costs, expenses and reasonable attorneys’ fees) available to it at law or hereunder.
9. Methodology: arbitron makes no warranties whatsoever, express or implied, including without limitation any warranty of merchantability or fitness, concerning the services provided hereunder, including but not limited to:
(a) data gathered or obtained by arbitron from any source;
(b) the present or future methodology employed by arbitron in producing arbitron data and/or report(s) and/or services; or
(c) the arbitron data and/or report(s) and/or services licensed hereunder.
all arbitron data and/or report(s) represent only the opinion of arbitron. reliance thereon and use thereof by station is at station’s own risk.
the systems provided hereunder are provided to station “as is — where is” and reliance thereon and use thereof by station is at station’s own risk.
in no event shall arbitron be liable for the failure of any third party to provide any data or services for use in connection with the data, reports, systems and/or services licensed hereunder.
10. Liabilities and Limitations of Remedies: the sole and exclusive remedy, at law or in equity, for arbitron’s and/or any third party data and/or service provider’s breach of any warranty, express or implied, including without limitation any warranty of merchantability or fitness, and the sole and exclusive remedy for arbitron’s and/or any third party data and/or service provider’s liability of any kind, including without limitation liability for negligence or delay with respect to the arbitron data and/or reports and/or services and all performance pursuant to this agreement, shall be limited to a credit to station of an amount equal to, at the maximum amount, the license charge paid by station which is attributable to the materially affected data or report or services. in no event shall arbitron and/or any third party data and/or service provider be liable for special, incidental, consequential or punitive damages, nor shall they be subject to injunctive relief with respect to the publication of any data and/or report and/or service. station understands that the data and/or reports and/or service either would not be prepared or would be available only at a substantially increased license charge were it not for the limitations of liabilities and remedies as set forth in this section.
Station agrees that it will notify Arbitron in writing of any alleged defect in any Data and/or Report and/or System within thirty (30) days after Station learns of said alleged defect. In the event that Station does not timely notify Arbitron, then Station waives all rights with regard to said alleged defect. Station further agrees that any action to be brought by it concerning any Data and/or Report and/or System shall be brought not more than one (1) year after such Data or Report was originally published by Arbitron.
In the event that either party commences litigation against the other party and fails to ultimately prevail on the merits of such litigation, the commencing party shall reimburse and indemnify the other party from any and all costs and expenses incurred with respect to such litigation, including reasonable attorneys’ fees, provided, however, that this sentence shall not apply where Arbitron commences litigation pursuant to Sections 5, 7 or 8 of this Agreement. This provision shall survive the termination of this Agreement.
11. Assignments and Changes in Station Status: Station may not assign either its rights or obligations under this Agreement without the prior written consent of Arbitron. Subject to Arbitron’s consent, a successor-in-interest by merger, operation of law, assignment, purchase or otherwise of the entire business of Station shall acquire all rights and be subject to all obligations of Station hereunder. In the event that Arbitron consents to the assignment of this Agreement, Arbitron reserves the right to redetermine the rate to be charged to the assignee in accordance with the terms of this Agreement. Arbitron shall be entitled to assign any of its rights or obligations under this Agreement, including the right to receive License Charges payable hereunder.
Station acknowledges and agrees that the License Charge due and the adjustments and discounts applied hereunder are based on Station’s group ownership status and/or any joint operating agreement with one or more other radio stations and/or Station’s ownership of radio stations in this Market or other Markets. In the event Station conveys any one of its radio stations, Station remains fully obligated for the License Charge specified for any radio station covered by the terms of this Agreement. Station may only be released from such obligations upon valid assignment of this Agreement and subject to the terms thereof.
Station agrees that if at any time it changes or has changed its ownership, operating or sales policy (including, but not limited to, the use of digital subchannels and Internet streaming), frequency, broadcasting arrangements, group or business relationships of the station(s) licensed under this Agreement, or if it enters or has entered into any management or other business relationship with another radio station in any Market and/or its adjacent Market(s), or if it enters or has entered into any joint operating agreement with one or more other radio stations, or if it is or was purchased or controlled by an entity owning or otherwise controlling other radio stations in any Market and/or its adjacent Market(s), or if it purchases, or an entity which is in any manner controlled by it purchases, at any time, another radio station in any Market or its adjacent Market(s), Station and its radio station(s) will report the change and the effective date thereof to Arbitron within twenty (20) days of such change. In the event of such occurrence, Station agrees that such station(s) shall be licensed under this Agreement and that Arbitron may redetermine the Gross Annual Rate for the Data, Reports, and/or Services pursuant to the then current Arbitron rate card in order to license such additional station(s), effective the first month following the date of the occurrence.

Arbitron Radio PPM Data License Agreement 05/06	3	SG LP
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Notwithstanding Station’s failure to notify Arbitron, pursuant to the provisions of this Section 11, Arbitron may redetermine Station’s Gross Annual Rate for all Data, Reports, and/or Services, based on the foregoing, effective the first month following the date of the occurrence.
Station further agrees that if the parent company or other controlling entity of Station, or any entity in any manner related to Station, purchases or otherwise acquires a controlling interest in a radio station in Station’s Market that is not licensed by Arbitron for the same Data, Reports and/or Services, then Arbitron may redetermine Station’s Gross Annual Rate based on such occurrence as described in this Section 11.
In the event Arbitron increases Station’s Gross Annual Rate as a result of an occurrence as described in this Section, then Arbitron shall amend this Agreement to permit use of the Data, Reports and/or Services by the additional radio station(s) prompting the increase.
12. Other Arbitron Services and Reports: If, during the Term of this Agreement, Station orders any Arbitron services or report(s) not licensed through any other Arbitron agreement, Station hereby agrees that this Agreement shall be applicable with respect to all such services and/or reports with the same force and effect as if printed out at length in a separate agreement executed by Station.
13. Ratings Distortion Activity:
(a) Station agrees that it shall not engage in any activities which are determined by Arbitron to be ratings distortion. Such prohibited activities may include, but are not limited to, activities which could:
(i) cause any survey participant to misrepresent to Arbitron demographic composition of any member of the household in which he or she resides; or
(ii) cause any survey participant to surrender control of his or her PPM meter to any party determined by Arbitron to be media-affiliated; or
(iii) constitute use of Arbitron’s encoded signal for purposes unauthorized by Arbitron; or
(iv) cause the identity of a PPM panelist to become known other than to Arbitron; or
(v) could cause participation in the survey by a media-affiliated individual
(b) Station further agrees that Arbitron may delete all estimates of listening to Station and/or its radio station(s) from any Data, Reports, computer media and/or other Arbitron service or method of delivery where, in its judgment it has deemed that Station or its radio station(s) has engaged in such activities. Arbitron shall:
(i) first give Station and its radio station(s) notice setting forth what activities it deems Station and its radio station(s) have engaged in which allegedly could cause or have caused ratings distortion;
(ii) present evidence to substantiate the allegations set forth in (i) above; and
(iii) give Station and its radio station(s) reasonable opportunity (in light of Arbitron’s publication schedule for any Report) to present its position both in writing and orally.
In the event that Station or its radio station(s) is notified by Arbitron that allegations of ratings distortion have been made against Station or its radio station(s), then Station or its radio station(s) shall submit a written response to Arbitron’s inquiry concerning the allegations within seven (7) days from the receipt of Arbitron’s notice, which time may be shortened by Arbitron for reasons relating to the Report publication schedule. Arbitron shall then advise Station or its radio station(s) of its decision following its receipt of Station’s or its radio station(s)’ written response or oral presentation. All such writings shall be addressed and sent to the respective party by facsimile, overnight courier service, or certified mail with return receipt requested. In the event that estimates of listening to Station and/or its radio station(s) are deleted from a Report(s) (and/or other Arbitron services) following the procedure set forth above, Station and its radio station(s) agree that the only remedy for such deletion shall be a credit of the License Charge paid by Station for such Report(s) or other affected services and that in no event shall Arbitron be liable for special, incidental, consequential or punitive damages or be subject to injunctive relief with respect to any such deletion of estimates of listening to Station and/or its radio station(s). In the event that estimates of listening to Station and/or its radio stations are deleted from a Report pursuant to this Section, Arbitron agrees that it will give Station and its radio station(s) an opportunity to submit to Arbitron a written statement (not exceeding 200 words) of Station’s and/or its radio station(s)’s views concerning its alleged activities, with such written statement to be published in the Report subject to such reasonable editing deemed necessary by Arbitron. In addition, Station and its radio station(s) agree to abide by the Arbitron policies and procedures governing various special station activities, including, but not limited to, rating bias.
14. Information to be Provided by Station and Its Radio Station(s): Station and its radio station(s) agree to provide to Arbitron, within ten (10) days of receipt of Arbitron’s request, such information which Arbitron deems necessary for the publication of a Report, including, but not limited to, accurate descriptions of the following information for Station and its radio station(s): (a) facilities; (b) broadcast station names; (c) broadcast hours; (d) simulcast hours; (e) simulcast partners; (f) radio frequency; (g) operating power; (h) format; (i) height of antenna above average terrain; (j) broadcasts by digital subchannels; (k) Internet streaming; and (l) programming information. Station and its radio station(s) further understand and agree to notify Arbitron of any changes to the above-referenced information. Station and its radio station(s) hereby hold Arbitron harmless and agree to indemnify Arbitron from and against any and all loss, cost or expense (including reasonable attorneys’ fees) arising out of any omission or error in information provided, or the failure to provide such information to Arbitron by Station and its radio station(s) pursuant to this Section.
15. General:
(a) All notices to either party shall be in writing and shall be directed to the addresses stated hereafter unless written notice of an address change has been provided.
(b) This Agreement shall be deemed to be an agreement made under, and to be construed and governed by, the laws of the State of New York, exclusive of its choice of law rules. The parties expressly agree that any and all disputes arising out of or concerning this Agreement or the Arbitron Data or Reports licensed hereunder shall be litigated and adjudicated exclusively in State and/or Federal Courts located in either the State of New York or the State of Maryland, at Arbitron’s option, and each party consents to and submits to both such jurisdictions.
(c) This Agreement, together with any Agreement Attachments, constitutes the entire agreement between the parties concerning the subject matter hereof, notwithstanding any previous discussions and understandings; and shall not be deemed to have been modified in whole or in part except by written instruments signed hereafter by officers of the parties or other persons to whom the parties have delegated such authority.
(d) Any litigated question regarding the legality, enforceability or validity of any section or part hereof shall not affect any other section, and if any section or part hereof is ultimately determined illegal, invalid, unconstitutional or unenforceable, that section or part hereof shall be severed from this Agreement and the balance of the Agreement shall thereafter remain in full force and effect for the remainder of the Term.
(e) Arbitron may terminate this Agreement on written notice to Station, effective immediately, in the event that, for any reason, the Services contemplated hereunder are not produced by Arbitron or if Arbitron ceases to produce such Services, without penalty and without liability of any kind to Station. In the event of a termination by Arbitron as provided in this paragraph, Station shall receive a pro-rata refund of any License Charges paid and for which the corresponding Services were not delivered.

Arbitron Radio PPM Data License Agreement 05/06	4	SG LP
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(f) In addition to the rights of termination stated elsewhere in this Agreement, this Agreement, and the license provided hereunder, may be terminated by Arbitron for any or all of the Data, Reports and/or services in any or all of the Markets in which they are licensed, for any reason, on thirty (30) days’ written notice to Station. Station agrees that this Agreement shall continue for the markets and services not named in such notice.
(g) The provisions governing payment of taxes, confidentiality of the Data, Reports, and Systems, limitation of liabilities, applicable law, waiver of jury trial, and confidentiality of survey participants shall survive the termination of this Agreement.
(h) The failure of Arbitron to enforce any of the provisions of this Agreement shall not be construed to be a waiver of such provisions unless evidenced by an instrument in writing duly executed by Arbitron.
(i) Waiver of Jury Trial: each party, to the fullest extent permitted by applicable law, hereby irrevocably waives all right to trial by jury as to any issues, demands, actions, causes of action, controversies, claims or disputes arising out of or relating to this agreement or any other matter involving the parties hereto.
(j) This Agreement supersedes Station’s “Station License to Receive and Use Arbitron Data and Radio Listening Estimates” for the relevant market(s) under such previous agreement which are replaced by the market(s) set forth in Section 1 of this Agreement. Station hereby agrees to cease using, upon publication of the PPM Data and/or Reports provided under this Agreement, any data and/or reports provided under such previous agreement for such affected market(s). Station acknowledges that such previous agreement remains in effect for all other markets other than the affected market(s) under such previous agreement. For all market(s) in which Station currently subscribes to an Arbitron service, Station agrees to subscribe to PPM Data and/or Reports in those market(s) upon the publication of the PPM Data and/or Reports in such market(s) at the then current Arbitron rate card.
(k) Station hereby expressly consents to Arbitron sending to Station information advertising the various services that Arbitron provides, whether or not such services are provided under this Agreement, via electronic messaging to include, but not limited to, e-mail, facsimile and text messages.

AGREED TO:

CBS Radio Inc.

BROADCASTER (“STATION”)

See Attached Schedule A

FOR USE ONLY BY STATION(S)

1515 Broadway

ADDRESS

New York	NY	10035

CITY	STATE	ZIP

/s/ Walter Z. Berger

BY (AUTHORIZED SIGNATURE)

Walter Z. Berger

NAME (TYPE OR PRINT NAME OF PERSON SIGNING ABOVE)

EVP & CEO	5/12/06

TITLE	DATE

/s/ Steven Grosso	5/12/06
Steven Grosso
ACCEPTED BY:

/s/ Laura Pioso

CONTRACT MANAGER

5/18/06

DATE
Arbitron Inc.
9705 Patuxent Woods Drive
Columbia, Maryland 21046-1572

Arbitron Radio PPM Data License Agreement 05/06	5	SG LP
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Attachment to Radio Station License Agreement to Receive and Use Arbitron
PPMSM Data and Audience Estimates
Date Prepared:   May 4, 2006
This is an Attachment to the Radio Station License Agreement to Receive and Use Arbitron PPMSM Data and Audience Estimates (the “Basic License Agreement”) dated May 4, 2006 between Arbitron Inc., a Delaware corporation (“Arbitron”) and CBS Radio Inc.                (“Station”), and is for the term and Services specified below. The license granted for the Services specified herein is expressly subject to the Basic License Agreement, and any terms and conditions stated below, or on the next page hereof. Station agrees to license the following Services from Arbitron and to pay License Charges as set forth herein and in the Basic License Agreement.

For use only by:	See Attached Schedule A

Ship to Address(es):

Bill to Address:

Data Services Ordered

	New,									% of
	Renew,									Annual
	Replace-	License Start/ End	Rate	Rate	Rate	Rate	Rate	Rate	Rate	License
Data Licensed	ment	Dates	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Charge
Arbitron PPMSM Data	Repl.	*See Sched A	*	*	*	*	*	*	*
PPM ArbitrendsSM Data	Repl.	*See Sched A	*	*	*	*	*	*	*
Processor(s) is/are	*
MultiMedia Data
Processor(s) is/are
Corporate Roll-UpSM with Arbitron PPMSM Data
Ethnic Data:
☐ Hispanic
☐ Black
National Regional Database (NRD) with Arbitron PPMSM Data
Other:
Other:

Calculation of License Charges:

Individual Station Gross Annual Rate:				Percent:

Station:	*See Sched A	$	*	*

Station:		$

Station:		$

Station:		$

Station:		$

Station:		$

Station:		$

Station:		$

Station:		$

First Term Year Gross Annual Rate (Combined):	$	*

LESS DISCOUNTS FOR Arbitron PPMSM Data (Per Section 3):

X Continuous Service (10%):	$	*

X Group (at beginning of Term) [****]
☐ 10% ☐ 7.5% ☐ 5% ☐ 2.5%	$	*

X Long-Term Discount:
[****] % in months	$	*

FIRST TERM YEAR NET ANNUAL RATE:	$	*

© 2006 Arbitron Inc.	SG LP
PPM RADIO ATTACH. 05/06	Initials here

Station further understands and agrees that the Net Annual Rate payable during any Term year subsequent to the first Term year will vary in accordance with an applicable Group Discount, any other applicable discount, or any adjustment as specified in Sections 2, 3, 4, 6 and 11 of the Basic License Agreement.
Software Services Ordered

	New,									% of
	Renew,									Annual
	Replace-	License Start/	Rate	Rate	Rate	Rate	Rate	Rate	Rate	License
Software Licensed	ment	End Dates	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Charge

Tapscan® Systems:	Repl.	*See Sched A	*	*	*	*	*	*	*

Includes: X Tapscan

PPM Analysis ToolSM	New	*See Sched A	*	*	*	*	*	*	*

Other:

Other:

Data Delivery:	☐ Arbitron Downloader	TRAINING/CONSULTING:
Software Delivery:	☐ Arbitron Downloader	Total Training/Consulting Days: ___@ $ ___/ day or ___
@ $ ___/ half day = ___
Billing Options

Surveys/Releases
Billing Options	Billing Dates	First Invoice Due	Service Ordered	Included (First/Last)

☐ Annually ☑ Monthly	*See Sched A	*	*	Jan through Dec ea yr.
☐ Quarterly

☐ Annually ☐ Monthly
☐ Quarterly

☐ Annually ☐ Monthly
☐ Quarterly

☐ Annually ☐ Monthly
☐ Quarterly

☐ Annually ☐ Monthly
☐ Quarterly

SG LP
PPM RADIO ATTACH. 05/06	2	Initials here

Terms and Conditions

Any use of a computer system that processes Arbitron Data and/or Reports requires a valid license for such Data and/or Reports.
Incorporation of Basic License Agreement:
(a) All terms and conditions of the Basic License Agreement are hereby incorporated herein by reference with the same force and effect as if printed at length herein and are applicable to any Service(s) provided hereunder.
(b) In order to receive a license to and access to any Service, Station must be licensed pursuant to the Basic License Agreement.
In the event the Basic License Agreement terminates, expires or becomes suspended for any reason, this Agreement and License(s) shall terminate, expire or become suspended concurrently therewith.
Mode of Use:
Where use of a computer is necessary to access, receive and use any Services licensed under this Agreement, Station will obtain, from a vendor of its choice, computer equipment and an operating system conforming to the minimum specifications. Station acknowledges that if such conforming equipment and systems are not obtained, the Services may not operate properly.
Interruptions:
Station agrees that Arbitron is not responsible for computer, Internet and/or telephonic communications interrupted by any Services system failure, telephonic disruptions, weather, acts of God, force majeure or acts of third persons not connected with or controlled by Arbitron; nor for any additional expenses incurred by Station for subsequent and/or additional computer runs necessitated by such disruptions or interruptions.
Restrictions on Station’s Use:
(a) Station agrees that it will not provide, loan, lease, sublicense or sell in whole or in part the Arbitron Data and/or Reports and/or Systems, or computer software programs or data included with such Data and/or Reports and/or Systems, to any other party or entity in any form. This restriction extends to, but is not limited to, any and all organizations selling or buying time to or from Station and any and all organizations providing data processing, software or computer services to Station.
(b) Station agrees that it will not use the Arbitron Data and/or Reports under the control of computer programs written by its employees, agents or others except as permitted by the Basic License Agreement. Arbitron makes no commitment to disclose to others the structure, format, access keys or other technical particulars of the Arbitron Data and/or Reports and/or Systems.
Special Terms or Instructions: *See Attached Schedule A

Account Manager:

Account #:

AGREED TO

CBS Radio Inc.

STATION

15 15 Broadway

ADDRESS

New York	NY	10036

CITY	STATE	ZIP

/s/ Walter Z. Berger

BY (AUTHORIZED SIGNATURE)

Walter Z. Berger

NAME (TYPE OR PRINT NAME OF PERSON SIGNING ABOVE)

EVP & CEO	5/12/06

TITLE	DATE

ACCEPTED BY

/s/ Laura Pioso

CONTRACT MANAGER

5/18/06

DATE
Arbitron Inc.
9705 Patuxent Woods Drive
Columbia, Maryland 21046-1572

/s/ Steven Grosso     5/12/06
Steven Grosso

PPM RADIO ATTACH. 11/05 #35558	3

ATTACHMENT
to
RADIO STATION LICENSE AGREEMENTS
TO RECEIVE AND USE ARBITRON DATA AND ESTIMATES
          This is an Attachment to the Radio Station License Agreement to Receive and Use Arbitron PPMSM Data and Estimates and Master Station License Agreement to Receive and Use Arbitron Radio Audience Estimates dated May 4, 2006 between CBS Radio Inc. (hereinafter referred to as “CBS Radio”) for use by its Radio Station(s) listed on Schedule “A” (hereinafter referred to as “Station(s)”) and Arbitron Inc. (hereinafter referred to as “Arbitron”), for a Term commencing January 1, 2007 ( in the case of the PPM ratings contracts) and April 4, 2007 ( in the case of the diary-based ratings contract) ending December 31, 2013 (hereinafter referred to as the “Arbitron License Agreements”).
The parties agree as follows:
1.      This is an overview of the material financial terms of the above referenced agreements. In the event of any inconsistency, the terms of the separate documents titled “Addendum” and Schedule ‘A’ to the Arbitron License Agreements shall control.
2.      The services licensed under the above agreements are as follows:

Total Payments for Term
Services	Term Period *	Period**

PPMSM Market Report Service, including the PPM Market Report, PPM Analysis Tool software, PPM Weekly Arbitrends reports, Tapscan software, Arbitron Integrated Radio Systems (IRS) software, Corporate Rollup and National Regional Database services.
	1/1/07 – 12/31/13	$221.2 Million

Radio Market Report Service, including the Company’s Radio Market Report, Maximi$er, Arbitrends, PD Advantage, Mapmaker, Corporate Roll-UP and National Regional Database services, Sample Surcharge, Retail Direct and Tapscan software
	4/1/07 – 12/31/13	$59.9 Million

* The PPM ratings contract begins at various points in time starting from 1/1/07, depending on the roll-out of the PPM technology. The diary-based ratings contract begins on 4/1/07. Some diary-based services end on 3/31/14 or 6/30/14. The Company will provide the PPM services as and when the new audience ratings technology is deployed in a particular market under the Company’s roll-out plan. Until such time as the PPM ratings technology is deployed in a particular market, the Company will provide its ratings services in those markets. As the PPM ratings technology is deployed, the diary-based ratings contract will lapse and PPM ratings contract will become applicable in such markets. Additional terms relating to the services licensed under the above agreements are set forth in a separate document titled “Addendum” to the above agreements.
** Indicates aggregate amount of all payments to be made by CBS Radio for the PPM ratings services and the Radio Market Report services during the term of the respective contract, assuming the contract is not terminated prior to the expiration of the stated term and based on the stations currently owned by CBS Radio and the anticipated roll-out of the PPM.